Exhibit 10.31
STUBHUB HOLDINGS, INC.
AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT is dated as of March 3, 2026 (the “Effective Date”), by and between StubHub Holdings, Inc. (the “Company”) and Connie James (the “Executive”).
WHEREAS, the Company and the Executive are party to that certain Employment Agreement, dated as of June 26, 2023 (as amended on August 12, 2025, the “Prior Agreement”); and
WHEREAS, the Company and the Executive desire to amend certain terms of the Prior Agreement as described herein (this “Amendment No. 2”), which will be effective as of the Effective Date.
NOW, THEREFORE, in consideration of the foregoing, the Prior Agreement is hereby amended as follows:
1.Section 4(a) of the Prior Agreement is hereby amended and restated in its entirety as follows:
“(a) Termination by the Company. The Company may terminate the Executive’s employment at any time and for any reason. If the Company terminates the Executive’s employment for any reason other than due to Disability or for Cause or if the Executive terminates for Good Reason, subject to the Executive’s execution, within fifty (50) days after the Executive’s termination date, and non-revocation of a general release of claims in a form provided by the Company which shall not contain any mitigation, offset or restrictive covenants which are longer or more onerous on Executive than those to which she is already subject (the “Release”, and the date on which the Release becomes effective and non-revocable, the “Release Effective Date”) and the Executive’s continued compliance with the Covenant Agreements, the Company will provide the following additional benefits: (i) an aggregate amount equal to $1 million, payable in equal ratable installments in accordance with the Company’s payroll practices during the twelve (12) month period following the Executive’s termination date, (ii) if the Executive’s termination date occurs on or before December 31, 2026, an amount equal to the unpaid portion of the annual Base Salary the Executive would have received for the remaining portion of calendar year 2026 if no such termination had occurred, payable as salary continuation in accordance with the Company’s regular payroll practices, (iii) (A) an amount equal to 100% of the Executive’s guaranteed Annual Bonus amount for calendar year 2026 to the extent unpaid as of the Executive’s date of termination, and (B) if the Executive’s termination date occurs after December 31, 2026, an amount equal to the product of (x) the guaranteed Annual Bonus amount for the calendar year in which the date of termination occurs, multiplied by (y) a fraction whose numerator is the number of calendar days the Executive was employed by the Company during the calendar year in which the date of termination occurs and whose denominator is 365, in either case of (A) and (B), payable on the date such Annual Bonus would otherwise have been paid (but in no event later than March 15 of the year following the year in which the termination date occurred), (iv) provided Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums necessary to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the date of termination and ending on the earliest to occur of: (1) the 9-month anniversary of the date of termination; (2) the date Executive and Executive’s dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination,(v) notwithstanding anything to the contrary in the applicable grant agreement(s) or the Stubhub Holdings, Inc. Amended and Restated 2022 Omnibus Incentive Plan (as amended from time to time, the “Plan”), and except as set forth below in prong (vii), (A) if the Executive’s termination date occurs on or before December 31, 2026, any portion of the unvested time-vesting equity awards held by the Executive on the Executive’s termination date (including, for the avoidance of doubt, any time-vesting equity awards that are granted to the Executive following the date hereof) that are scheduled to vest during the period beginning on the termination date and ending on June 30, 2027 (if any) pursuant to the terms of the applicable grant agreement(s) shall accelerate and vest on the Release Effective Date, and (B) if the Executive’s termination date occurs after December 31, 2026, any portion of the unvested time-vesting equity awards held by the Executive on the Executive’s termination date (including, for the avoidance of doubt, any time-vesting equity awards that are granted to the Executive following the date hereof) that are scheduled to vest during the first two calendar quarters following the Executive’s termination date pursuant to the terms of the applicable grant agreement(s) shall accelerate and vest on the Release Effective Date, (vi) continued time-vesting in all equity awards in accordance with the applicable grant agreement (it being understood and agreed that except as set forth in prong (v) or (vii), any time-vesting equity awards that do not continue to vest under the terms of the relevant grant agreement will be automatically forfeited), and (vii) notwithstanding anything to the contrary in the applicable grant agreement or the Plan, any portion of the RSUs granted to the Executive pursuant to that certain grant agreement dated August 28, 2023 that are unvested on the Executive’s termination date shall accelerate and vest on the Release Effective Date. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the first installment of the Base Salary continuation will be made on the 60th day following the Executive’s termination date and will include all installments that would otherwise have been made before such date. Notwithstanding the foregoing, if, at the time of the termination of Executive’s employment, the Company has a severance plan or policy in place that would provide greater severance benefits to Executive, Executive shall instead be entitled to the severance benefits under such plan or policy.”
2.Section 4(b)(iii) of the Prior Agreement is hereby amended and restated in its entirety as follows:
“(iii) “Good Reason” means any of the following actions taken without the Executive’s consent: (A) any material reduction in the Executive’s authorities, duties or responsibilities as Chief Financial Officer or change in her reporting relationship in violation of Section 1(a); (B) a material change to the geographic location at which Executive has been providing the services during the six months immediately preceding her execution of this Amendment No. 2; or (C) any material failure by the Company to comply with the compensation terms contained in the Prior Agreement; provided, however, an event will not constitute Good Reason, and Good Reason with respect to circumstances constituting such event will be deemed irrevocably waived by the Executive, unless (I) the Executive provides the Company with written notice within sixty (60) days of the first occurrence of such event, (II) the Company fails to cure such event within thirty (30) days of such notice, and (III) the Executive terminates employment within ten (10) days of the expiration of such cure period.”
3.Full Force and Effect. Except as expressly hereby amended, the Prior Agreement will remain in full force and effect in accordance with the terms thereof. To the extent a conflict arises between the terms of the Prior Agreement and this Amendment No. 2, the terms of this Amendment No. 2 will prevail.
4.Governing Law. This Amendment No. 2 will be construed, interpreted and governed in accordance with the laws of the State of California, other than the conflict of law provisions of such laws.
5.Headings. The headings of this Agreement No. 2 are for the purpose of reference only and shall not affect the construction of the Prior Agreement.
6.Miscellaneous. The Prior Agreement, as amended by this Amendment No. 2, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter thereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Prior Agreement and this Amendment No. 2. This Amendment No. 2 may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
STUBHUB HOLDINGS, INC.
By: /s/ Eric H. Baker
Name: Eric H. Baker
Title: Chief Executive Officer
EXECUTIVE
By: /s/ Connie James
Name: Connie James
Signature Page to Amendment No. 2